Exhibit 99.1
News Release

Enpro Reports Fourth Quarter and Full-Year 2025 Results, Introduces 2026 Guidance

Fourth Quarter 2025 Results
(All results reflect comparisons to the respective prior-year period unless otherwise noted)

•Sales of $295.4 million increased 14.3% and organic sales increased 9.9%
•GAAP net loss was $32.0 million, including the impact of Enpro's pension plan termination during the quarter, compared to GAAP net income of $13.9 million last year
•Adjusted EBITDA* increased 19.2% to $69.4 million
•Diluted loss per share was $1.52, compared to diluted earnings per share of $0.66
•Adjusted diluted earnings per share* increased 26.8% to $1.99 versus $1.57 last year

Full Year 2025 Results

•Sales of $1.14 billion up 9.0% and organic sales up 7.6%
•GAAP net income was $40.5 million, including the impact of the pension plan termination, compared to net income of $72.9 million last year
•Adjusted EBITDA* increased 8.9% to $277.6 million
•Diluted earnings per share were $1.91, compared to diluted earnings per share of $3.45 last year
•Adjusted diluted earnings per share* increased 13.6% to $7.91 versus $6.96 last year

2026 Guidance

•Introducing guidance for 2026: Total revenue growth in the 8% to 12% range, adjusted EBITDA* in the range of $305 million to $320 million and adjusted diluted earnings per share* of $8.50 to $9.20
•Strong balance sheet and free cash flow generation provide financial flexibility to further organic growth initiatives and select strategic acquisitions

CHARLOTTE, N.C., February 18, 2026 -- Enpro Inc. (NYSE: NPO) today announced its financial results for the fourth quarter and year ended December 31, 2025.

"Enpro delivered a strong finish to 2025 with double-digit revenue growth and robust profitability, supported by best-in-class performance in Sealing Technologies and continued sales improvement in AST," said Eric Vaillancourt, President and Chief Executive Officer. "Strong execution and an enhanced focus on driving long-term, high-margin revenue growth will continue again this year, and we are encouraged by the improved order activity in AST which will begin to be realized in the second half of this year. 2026 marks the second year of Enpro 3.0 - Accelerating Personal and Profitable Growth, and our team is energized to build on our momentum. Our focus remains on disciplined execution to drive sustainable, high-margin revenue growth and shareholder value creation."
Mr. Vaillancourt continued, "As we look ahead in 2026, we will continue to pursue organic growth opportunities that leverage our engineering and technical capabilities, complemented by acquisitions that meet our stringent strategic and financial criteria. With our leading-edge portfolio of businesses, reliable cash generation and strong balance sheet, we are well-positioned to unlock the compounding features of the business and advance our long-term strategy."

Financial Highlights
(Amounts in millions except per share data and percentages)

	Quarters Ended December 31,			Years Ended December 31,
	2025	2024	Change	2025	2024	Change
Net Sales	$295.4	$258.4	14.3%	$1,143.3	$1,048.7	9.0%
Net Income (Loss)	$(32.0)	$13.9	nm	$40.5	$72.9	(44.4)%
Diluted Earnings (Loss) Per Share	$(1.52)	$0.66	nm	$1.91	$3.45	(44.6)%
Adjusted Net Income*	$42.3	$33.2	27.4%	$168.0	$146.9	14.4%
Adjusted Diluted Earnings Per Share*	$1.99	$1.57	26.8%	$7.91	$6.96	13.6%
Adjusted EBITDA*	$69.4	$58.2	19.2%	$277.6	$254.8	8.9%
Adjusted EBITDA Margin*	23.5%	22.5%		24.3%	24.3%
*Non-GAAP measure. See the attached schedules for adjustments and reconciliations of historical non-GAAP measures to GAAP measures. No reconciliation is presented for the 2026 guidance range of adjusted EBITDA and adjusted diluted earnings per share. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures.

Fourth Quarter 2025 Consolidated Results

Sales of $295.4 million increased 14.3%. Strength in aerospace, food and biopharma, and domestic general industrial markets, in addition to some recovery in semiconductor demand and strategic pricing actions, offset continued weakness in commercial vehicle OEM demand, a choppy nuclear power market in Europe, and slow general industrial sales internationally. Excluding the acquisition contributions and foreign currency exchange translation, organic sales grew 9.9%.

Net loss was $32.0 million, compared to net income of $13.9 million in the prior year. During the fourth quarter, Enpro substantially completed the termination of its U.S. defined benefit pension plan, incurring a pre-tax, non-cash settlement loss of $67.2 million, satisfying any remaining pension obligations under this plan. Adjusted net income* of $42.3 million increased 27.4% compared to last year. Diluted loss per share was $1.52, compared to diluted earnings per share of $0.66 in the prior year, driven by the pension plan termination. Adjusted diluted earnings per share* of $1.99 increased 26.8%.

Adjusted EBITDA* of $69.4 million increased 19.2% from $58.2 million last year primarily driven by continued strong year-over-year performance in the Sealing Technologies segment, offset in part by expenses supporting growth initiatives in the Advanced Surface Technologies (AST) segment.

Fourth Quarter 2025 Segment Highlights

Sealing Technologies - Safeguarding environments with critical process solutions in diverse end markets
Garlock, STEMCO and Technetics Group

	Quarters Ended December 31,			Years Ended December 31,
(Amounts in millions except percentages)	2025	2024	Change	2025	2024	Change
Sales	$187.1	$163.0	14.8%	$732.4	$687.2	6.6%
Adjusted Segment EBITDA	$61.3	$50.6	21.1%	$240.7	$224.1	7.4%
Adjusted Segment EBITDA Margin	32.8%	31.0%		32.9%	32.6%

•Sales increased 14.8% over the prior year. Excluding the impact of foreign exchange translation and the contribution from the acquisitions of AlpHa Measurement Solutions and Overlook Industries, sales increased 7.7%. Strong demand in aerospace, food and biopharma and domestic general industrial markets, as well as strategic pricing actions offset continued weakness in commercial vehicle OEM demand and choppy nuclear energy results in Europe.
•Adjusted segment EBITDA increased 21.1% versus the prior-year period. Improved volume and strategic pricing initiatives drove increased segment profitability. Excluding the impact of foreign exchange translation and the acquisitions, adjusted segment EBITDA increased 15.0% compared to last year.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, innovative optical solutions and cleaning and refurbishment solutions - NxEdge, Technetics Semi, LeanTeq and Alluxa

	Quarters Ended December 31,			Years Ended December 31,
(Amounts in millions except percentages)	2025	2024	Change	2025	2024	Change
Sales	$108.4	$95.6	13.4%	$411.6	$362.2	13.6%
Adjusted Segment EBITDA	$21.8	$21.1	3.3%	$83.9	$76.7	9.4%
Adjusted Segment EBITDA Margin	20.1%	22.1%		20.4%	21.2%

•Sales increased 13.4% over last year, driven primarily by strength in leading-edge precision cleaning solutions, optical coatings, and some improvement in semiconductor capital equipment demand.
•Adjusted segment EBITDA increased 3.3% versus last year. Contribution from higher sales was mostly offset by increased expenses supporting organic growth programs and mix headwinds associated with a higher volume of lower-margin components supporting capital equipment.

Full Year 2025 Consolidated Results

Sales of $1.14 billion increased 9.0% compared to last year. On an organic basis, sales improved 7.6% year-over-year, driven primarily by improved sales in semiconductor, food and biopharma, aerospace, and domestic general industrial markets, partially offset by slow commercial vehicle OEM and international general industrial demand.

Net income decreased to $40.5 million, compared to $72.9 million in the prior year, driven primarily by the $67.2 million pre-tax, non-cash pension settlement loss recognized in the fourth quarter upon the completion of the termination of Enpro's U.S. defined benefit pension plan. Adjusted net income* of $168.0 million increased 14.4% compared to 2024. Diluted earnings per share decreased to $1.91, primarily due to the fourth quarter pension settlement. Adjusted diluted earnings per share* increased 13.6% to $7.91.

Adjusted EBITDA* of $277.6 million increased 8.9% compared to last year. Adjusted EBITDA margin* of 24.3% was even with last year year-over-year as sales growth was offset by increased operating expenses supporting growth initiatives and, to a lesser extent, unfavorable mix in AST.

Balance Sheet, Cash Flow and Capital Allocation

The company generated $201.2 million of cash flow from operations during the year ended December 31, 2025, up 24% compared to $162.9 million of cash flow from operations last year.

Free cash flow increased 18% to $153.1 million, net of $48.1 million in capital expenditures and capitalized software, compared to $130.0 million, net of $32.9 million in capital expenditures and capitalized software, last year.

During the fourth quarter, the company paid a regular quarterly dividend of $0.31 per share, with dividends totaling $26.2 million for the year ended December 31, 2025.

Enpro ended the fourth quarter with cash of $114.7 million and approximately $580 million available under its $800 million revolving credit facility. The company exited 2025 with a net leverage ratio of approximately 2.0x.

Termination and Settlement of U.S. Pension Obligations

In the second quarter of 2024, Enpro initiated a plan to terminate and settle its remaining defined benefit pension plan in the United States. The termination and settlement process for this frozen plan, which preserves retirement benefits due to participants but changes the ultimate payor of such benefits, was substantially completed in the fourth quarter of 2025. Enpro's pension liability obligation under this plan has been fully satisfied based on these actions. As a result, Enpro incurred a non-cash settlement loss of $67.2 million recorded to other non-operating expense primarily associated with recognition of life-to-date actuarial losses attributed to the plan, previously deferred in accumulated other comprehensive income.

Quarterly Dividend

On February 13, 2026, Enpro Inc. declared a quarterly dividend of $0.32 per share, representing an increase of 3.2% from the $0.31 dividend paid in the prior quarter. The dividend is payable on March 18, 2026, to shareholders of record as of the close of business on March 4, 2026. The company has increased its quarterly dividend for eleven consecutive years since initiating a dividend in 2015.

2026 Guidance

Enpro introduces guidance for full-year 2026 and currently expects revenue growth to be in 8% to 12% range, adjusted EBITDA* to be in the range of $305 million to $320 million and adjusted diluted earnings per share* to be in the range of $8.50 to $9.20.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, February 18, 2026, at 8:30 a.m. Eastern Time to discuss fourth quarter and full year 2025 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13750601. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enpro.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Segment Operating Performance Measure

The segment profitability metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Segment non-operating expenses and income, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the segment profitability metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA, and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full-year 2025 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation, or intention, including 2026 guidance and other statements that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by the company’s businesses and the businesses of its customers, some of which are cyclical and experience periodic downturns and may be affected by the imposition or threat of imposition of tariffs; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflicts in Ukraine and in the Middle East region and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition, or threat of imposition, of government tariffs, embargoes and other trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which the company conducts business, could significantly increase the company’s cost of products or otherwise reduce its sales and harm its business; uncertainties with respect to prices and availability of raw materials, including as a result of instabilities from geopolitical conflicts and the imposition of tariffs; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets, including uncertainties with respect to receipt of CHIPS Act support and the timing of completion of the new Arizona facility; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact from any pending or potential labor disputes; announcements by competitors of new products, services or technological innovations; changes in the company’s pricing policies or the pricing policies of its competitors; risks related to the reliance of the Advanced Surface Technologies segment on a small number of significant customers and the geographic concentration of those customers; uncertainties with respect to the company’s ability to identify and complete business acquisitions consistent with its strategy and to successfully integrate any businesses that it acquires; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of the company’s predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q reports, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, impacts from future acquisitions, dispositions and related transaction costs, restructuring costs and the impact of changes in foreign exchange rates, in each case subsequent to December 31, 2025, and any incremental impact on demands and costs arising from tariffs announced, or trade tensions arising, subsequent to February 17, 2026.

About Enpro

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and biopharma, photonics, and life sciences. Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol "NPO". For more information about Enpro Inc., visit the company’s website at http://www.enpro.com.

Investor Contacts:	Joseph F. Bruderek
Executive Vice President and Chief Financial Officer

James M. Gentile
Vice President, Investor Relations
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, North Carolina, 28209
Email:	investor.relations@enpro.com	www.enpro.com

# # # #

APPENDICES

Consolidated Financial Information and Reconciliations

Enpro Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2025 and 2024
(In Millions, Except Per Share Data)
	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
Net sales	$295.4	$258.4	$1,143.3	$1,048.7
Cost of sales	171.1	149.1	655.8	603.9
Gross profit	124.3	109.3	487.5	444.8
Operating expenses:
Selling, general and administrative	89.6	76.9	323.4	296.3
Other	1.5	0.2	2.5	6.2
Total operating expenses	91.1	77.1	325.9	302.5
Operating income	33.2	32.2	161.6	142.3
Interest expense	(8.9)	(9.5)	(34.0)	(40.9)
Interest income	2.6	1.7	5.8	6.4
Loss on pension settlement	(67.2)	—	(67.2)	—
Other expense, net	(2.0)	(4.7)	(8.6)	(13.4)
Income (loss) before income taxes	(42.3)	19.7	57.6	94.4
Income tax benefit (expense)	10.3	(5.8)	(17.1)	(21.5)
Net income (loss)	$(32.0)	$13.9	$40.5	$72.9
Basic earnings (loss) per share	$(1.52)	$0.66	$1.92	$3.48
Average common shares outstanding	21.1	21.0	21.0	21.0
Diluted earnings (loss) per share	$(1.52)	$0.66	$1.91	$3.45
Average common shares outstanding	21.3	21.2	21.2	21.1

Enpro Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2025 and 2024
(In Millions)
	2025	2024
Operating activities
Net income	$40.5	$72.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24.7	23.9
Amortization	78.1	76.4
Loss on pension settlement	67.2	—
Deferred income taxes	(15.0)	(18.4)
Stock-based compensation	13.5	12.0
Other non-cash adjustments	3.8	13.7
Change in assets and liabilities, net of effects of acquisitions of businesses:
Accounts receivable, net	(5.4)	1.6
Inventories	6.1	6.3
Accounts payable	(4.3)	(5.4)
Income taxes, net	(9.9)	2.0
Other current assets and liabilities	(6.3)	(7.6)
Other non-current assets and liabilities	8.2	(14.5)
Net cash provided by operating activities	201.2	162.9
Investing activities of continuing operations
Purchases of property, plant and equipment	(42.0)	(29.1)
Payments for capitalized internal-use software	(6.1)	(3.8)
Proceeds from sale of businesses, net of cash sold	7.5	—
Acquisitions, net of cash acquired	(273.9)	(209.4)
Purchase of short-term investments	(3.4)	—
Other	1.0	0.8
Net cash used in investing activities	(316.9)	(241.5)
Financing activities
Proceeds from debt	930.0	52.5
Repayments of debt	(911.6)	(60.6)
Acquisition of non-controlling interests of Enpro subsidiaries	—	(18.3)
Debt issuance costs	(8.0)	—
Dividends paid	(26.2)	(25.3)
Other	(1.6)	1.2
Net cash used in financing activities	(17.4)	(50.5)
Effect of exchange rate changes on cash and cash equivalents	11.5	(4.4)
Net increase (decrease) in cash and cash equivalents	(121.6)	(133.5)
Cash and cash equivalents at beginning of period	236.3	369.8
Cash and cash equivalents at end of period	$114.7	$236.3
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net	$33.5	$38.9
Income taxes, net	$41.4	$36.1

Enpro Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2025 and 2024
(In Millions)
	2025	2024
Current assets
Cash and cash equivalents	$114.7	$236.3
Accounts receivable, net	134.1	115.9
Inventories	153.8	138.8
Other current assets	35.1	21.3
Total current assets	437.7	512.3
Property, plant and equipment, net	221.5	193.2
Goodwill	1,064.8	896.2
Other intangible assets	823.5	790.3
Other assets	115.5	99.5
Total assets	$2,663.0	$2,491.5

Current liabilities
Current maturities of long-term debt	$0.2	$16.0
Accounts payable	71.6	66.0
Accrued expenses	116.9	116.0
Total current liabilities	188.7	198.0
Long-term debt	655.1	624.1
Deferred taxes and non-current income taxes payable	143.4	126.9
Other liabilities	131.9	113.9
Total liabilities	1,119.1	1,062.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	333.3	319.4
Retained earnings	1,189.7	1,175.6
Accumulated other comprehensive income (loss)	21.9	(65.4)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,543.9	1,428.6
Total liabilities and equity	$2,663.0	$2,491.5

Enpro Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2025 and 2024
(Dollars in Millions)

Sales
	Quarters Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Sealing Technologies	$187.1	$163.0	$732.4	$687.2
Advanced Surface Technologies	108.4	95.6	411.6	362.2
	295.5	258.6	1,144.0	1,049.4
Elimination of intersegment sales	(0.1)	(0.2)	(0.7)	(0.7)
	$295.4	$258.4	$1,143.3	$1,048.7

Net income (loss)	$(32.0)	$13.9	$40.5	$72.9

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Sealing Technologies	$61.3	$50.6	$240.7	$224.1
Advanced Surface Technologies	21.8	21.1	83.9	76.7
	$83.1	$71.7	$324.6	$300.8

Adjusted Segment EBITDA Margin
	Quarters Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Sealing Technologies	32.8%	31.0%	32.9%	32.6%
Advanced Surface Technologies	20.1%	22.1%	20.4%	21.2%
	28.1%	27.7%	28.4%	28.7%

Reconciliation of Income (Loss), Net of Tax to Adjusted Segment EBITDA
	Quarters Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (loss)	$(32.0)	$13.9	$40.5	$72.9
Income tax benefit (expense)	10.3	(5.8)	(17.1)	(21.5)
Income (loss) before income taxes	(42.3)	19.7	57.6	94.4
Acquisition expense	5.3	0.5	8.5	4.3
Amortization of the fair value adjustment to acquisition date inventory	2.2	—	2.2	1.7
Restructuring and impairment expense, net	1.0	0.3	1.7	5.8
Depreciation and amortization expense	27.2	25.3	102.8	100.3
Corporate expenses	14.2	13.4	47.8	46.4
Interest expense, net	6.3	7.8	28.2	34.5
Loss on pension settlement[1]	67.2	—	67.2	—
Other expense, net	2.0	4.7	8.6	13.4
Adjusted Segment EBITDA	$83.1	$71.7	$324.6	$300.8

Adjusted segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition expenses, restructuring expense, net, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Restructuring and impairment expense, net in the table above for the year ended December 31, 2025, includes income related to gains on the sale of fixed assets as a result of restructuring actions.

Corporate expenses include general corporate administrative costs. Non-operating expenses not directly attributable to the segments, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

1The termination and settlement process for our defined benefit pension plan in the United States was substantially completed in the fourth quarter of 2025, resulting in the recognition of a non-cash settlement loss to recognize actuarial losses previously deferred in accumulated other comprehensive income on our consolidated balance sheet.

Enpro Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Quarters and Years Ended December 31, 2025 and 2024
(In Millions)
	Quarter Ended December 31, 2025
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$5.3	$—	$5.3
Amortization of the fair value adjustment to acquisition date inventory	$2.2	$—	$2.2
Restructuring and impairment expense	$0.2	$0.8	$1.0
Depreciation and amortization expense	$10.6	$16.6	$27.2

	Quarter Ended December 31, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$0.5	$—	$0.5
Restructuring and impairment expense	$0.3	$—	$0.3
Depreciation and amortization expense	$8.4	$16.9	$25.3

	Year Ended December 31, 2025
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$8.5	$—	$8.5
Amortization of the fair value adjustment to acquisition date inventory	$2.2	$—	$2.2
Restructuring and impairment expense, net	$—	$1.7	$1.7
Depreciation and amortization expense	$35.6	$67.2	$102.8

	Year Ended December 31, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$4.3	$—	$4.3
Amortization of the fair value adjustment to acquisition date inventory	$1.7	$—	$1.7
Restructuring and impairment expense	$2.3	$3.5	$5.8
Depreciation and amortization expense	$32.8	$67.5	$100.3

Enpro Inc.
Reconciliation of Net Income (Loss) to Adjusted Income and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Years Ended December 31, 2025 and 2024
(In Millions, Except Per Share Data)
	Quarters Ended December 31,
	2025				2024
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Net income (loss)	$(32.0)	21.3	$(1.52)		$13.9	21.2	$0.66
Income tax expense (benefit)	(10.3)				5.8
Income (loss) before income taxes	(42.3)				19.7

Adjustments from selling, general, and administrative:
Acquisition expense	5.3				0.5
Amortization of acquisition-related intangible assets	20.4				19.1
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	1.6				0.3
Amortization of the fair value adjustment to acquisition date inventory	2.2				—
Adjustments from other non-operating expense:
Environmental reserve adjustment	6.2				3.4
Costs associated with previously disposed businesses	—				0.6
Pension expense (income) (non-service cost)	0.2				(0.1)
Foreign exchange losses related to the divestiture of a discontinued operation	—				0.2
Long-term promissory note adjustment[1]	(4.5)				—
Loss on pension settlement[2]	67.2				—
Other adjustments:
Other	—				0.5
Adjusted income before income taxes	56.3				44.2
Adjusted income tax expense	(14.0)				(11.0)
Adjusted net income	$42.3	21.3	$1.99	3	$33.2	21.2	$1.57	3

	Years Ended December 31,
	2025				2024
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Net income	$40.5	21.2	$1.91		$72.9	21.1	$3.45
Income tax expense	17.1				21.5
Income before income taxes	57.6				94.4

Adjustments from selling, general, and administrative:
Acquisition expense	8.5				4.3
Amortization of acquisition-related intangible assets	77.4				75.9
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense, net	2.5				6.2
Amortization of the fair value adjustment to acquisition date inventory	2.2				1.7
Adjustments from other non-operating expense:
Environmental reserve adjustment	5.6				5.7
Costs associated with previously disposed businesses	2.3				1.4
Pension expense (non-service cost)	2.6				0.1
Loss on extinguishment of debt	1.7				—
Foreign exchange losses related to the divestiture of a discontinued operation	0.4				1.8
Long-term promissory note adjustment[1]	(4.5)				4.5
Loss on pension settlement[2]	67.2				—
Other adjustments:
Other	0.5				(0.1)
Adjusted income before income taxes	224.0				195.9
Adjusted income tax expense	(56.0)				(49.0)
Adjusted net income	$168.0	21.2	$7.91	3	$146.9	21.1	$6.96	3

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income and diluted earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare Enpro Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions, or other selected items. Restructuring and impairment expense, net in the table above for the year ended December 31, 2025, includes income related to gains on the sale of fixed assets as a result of restructuring actions.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024, we concluded a reserve was needed for expected future credit losses. In the fourth quarter of 2025, the obligor of the note refinanced all of its long-term debt, which led to the repayment of the note in full, and a recovery of the corresponding loss.
2The termination and settlement process for our defined benefit pension plan in the United States was substantially completed in the fourth quarter of 2025, resulting in the recognition of a non-cash settlement loss to recognize actuarial losses previously deferred in accumulated other comprehensive income on our consolidated balance sheet.
3Adjusted diluted earnings per share, which amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

Enpro Inc.
Reconciliation Net Income (Loss) to Adjusted EBITDA (Unaudited)
For the Quarters and Years Ended December 31, 2025 and 2024
(In Millions)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income (loss)	$(32.0)	$13.9	$40.5	$72.9

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	6.3	7.8	28.2	34.5
Income tax expense (benefit)	(10.3)	5.8	17.1	21.5
Depreciation and amortization expense	27.2	25.3	102.8	100.3
Restructuring and impairment expense, net	1.6	0.3	2.5	6.2
Environmental reserve adjustments	6.2	3.4	5.6	5.7
Costs associated with previously disposed businesses	—	0.6	2.3	1.4
Acquisition expense	5.3	0.5	8.5	4.3
Pension expense (income) (non-service cost)	0.2	(0.1)	2.6	0.1
Amortization of the fair value adjustment to acquisition date inventory	2.2	—	2.2	1.7
Loss on extinguishment of debt	—	—	1.7	—
Foreign exchange losses related to the divestiture of a discontinued operation	—	0.2	0.4	1.8
Long-term promissory note adjustment[1]	(4.5)	—	(4.5)	4.5
Loss on pension settlement[2]	67.2	—	67.2	—
Other	—	0.5	0.5	(0.1)
Adjusted EBITDA	$69.4	$58.2	$277.6	$254.8

1We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024, we concluded a reserve was needed for expected future credit losses. In the fourth quarter of 2025, the obligor of the note refinanced all of its long-term debt, which led to the repayment of the note in full, and a recovery of the corresponding loss.

2The termination and settlement process for our defined benefit pension plan in the United States was substantially completed in the fourth quarter of 2025, resulting in the recognition of a non-cash settlement loss to recognize actuarial losses previously deferred in accumulated other comprehensive income on our consolidated balance sheet.

Enpro Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Year Ended December 31, 2025
Net cash provided by operating activities	$201.2
Purchases of property, plant, and equipment	(42.0)
Payments for capitalized internal-use software	(6.1)
Free cash flow	$153.1

Free Cash Flow - Year Ended December 31, 2024
Net cash provided by operating activities	$162.9
Purchases of property, plant, and equipment	(29.1)
Payments for capitalized internal-use software	(3.8)
Free cash flow	$130.0